EXHIBIT 12.1

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)

                                                                 Year Ended December 31,
                                                ---------------------------------------------------------------------------
                                                     1999           1998             1997           1996          1995
                                                --------------   -------------   -------------  -------------  ------------

Earnings
  Income (loss) before taxes and minority
    interest....................................   $  98.4         $  74.5        $ 31.0         $ (42.2)       $  (32.1)

  Adjustments:
    Minority interest in losses of consolidated
      subsidiaries..............................     ---             ---           ---             ---             ---
    Undistributed (income) loss of less than
      50% owned investments.....................     ---             ---           ---             ---             ---
    Distributions from less than 50% owned
      investments...............................     ---             ---           ---             ---             ---
    Fixed charges...............................      88.4            52.4          49.0            72.2            50.4
                                                   -----------     ------------   -----------    -----------    -----------


  Earnings......................................     186.8           126.9          80.0            30.0            18.3
                                                   -----------     ------------   -----------    -----------    -----------

Combined fixed charges, including
    preferred accretion
  Interest expense, including debt discount
    amortization................................      82.8            47.2          39.4            45.2            39.5
  Accretion of redeemable convertible preferred
    stock........................                    ---             ---             4.8            22.9             7.3
  Amortization/writeoff of debt issuance costs..
                                                       2.6             2.1           2.6             2.6             2.3
  Portion of rental expense representative of
    interest factor (assumed to be 33%).........       3.0             3.1           2.2             1.5             1.3
                                                   -----------     ------------   -----------    -----------    -----------

  Fixed charges.................................   $  88.4         $  52.4        $ 49.0         $  72.2        $   50.4
                                                   -----------     ------------   -----------    -----------    -----------

Ratio of earnings to combined fixed charges.....
                                                       2.1x            2.4x          1.6x           (1)             (1)
                                                   ===========     ============   ===========    ===========    ===========

Amount of earnings deficiency for coverage of
   combined fixed charges.......................
                                                   $ ---           $ ---          $ ---          $  42.2        $   32.1
                                                   ===========     ============   ===========    ===========    ===========

   (1)  Less than 1.0x



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